Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: April 7, 2008

CRC Health Reports Operating Results

for the Quarter & Year Ended December 31, 2007

CUPERTINO, CA, April 7, 2008 – CRC Health Corporation (“CRC” or the “Company”), a leading provider of substance abuse treatment and youth treatment services through its wholly owned consolidated subsidiaries, announced its results for the fourth quarter and year ended December 31, 2007, reflecting contributions from the acquisition of Aspen Education Group, Inc. (“Aspen”) and other acquisitions in 2006 and 2007, and continued organic growth. In the year ended December 31, 2007, CRC completed four acquisitions and paid total cash consideration of approximately $32.9 million, including acquisition related expenses. The acquisitions are intended to provide expansion of its recovery, youth, and healthy living services into new geographic regions in the United States.

Bain Capital Partners’ acquisition of CRC

On February 6, 2006, investment funds managed by Bain Capital Partners, LLC (“Bain”) completed the acquisition of CRC for approximately $723.0 million. As part of the acquisition, certain members of the CRC management team partnered with Bain by retaining an equity stake in CRC. The acquisition resulted in several large merger-related expenses during the year ended December 31, 2006. CRC’s pro forma results excluding these non-recurring items can be derived from the reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted Pro Forma EBITDA,” presented below. CRC refers to the February 6, 2006 Bain acquisition and the related mergers and related financings as the “Transactions.”

The date of the Bain acquisition was February 6, 2006 but for accounting purposes and to coincide with its normal financial closing, CRC has utilized February 1, 2006 as the effective date of the Bain acquisition. As a result, CRC has reported operating results and financial position for all periods presented prior to February 1, 2006 as those of the Predecessor Company and for all periods from and subsequent to February 1, 2006 as those of the Successor Company due to the resulting change in the basis of accounting. CRC’s operating results for the year ended December 31, 2006 are presented as the mathematical addition of the Predecessor Company’s operating results for the one month ended

January 31, 2006 to the Successor Company’s operating results for the eleven months ended December 31, 2006. This approach is not consistent with accounting principles generally accepted in the United States of America (“GAAP”) and may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting entries recorded as a result of the Transactions. However, CRC’s management believes that it is a meaningful way to present CRC’s results of operations for the year ended December 31, 2006.

Organization Change

Effective October 1, 2007, CRC realigned its operations and internal organization structure into three operating divisions: recovery division, youth division, and healthy living division. The recovery division provides substance abuse and behavioral disorder treatment services through residential treatment facilities and outpatient treatment clinics. The youth division provides educational programs for underachieving young people through residential schools and wilderness programs. The healthy living division provides adolescent and adult weight management programs and treatment services for eating disorders. For segment reporting purposes, we report in two segments: recovery and youth. The healthy living division is combined with corporate/other as it does not meet the quantitative threshold for separate segment reporting.

Historical Financial Results

Fourth Quarter and Year Ended December 31, 2007 Financial Results:

•

Consolidated net revenue for the fourth quarter of 2007 increased by $28.8 million, or 33.9%, to $113.9 million as compared to $85.1 million for the fourth quarter of 2006. Of the $28.8 million increase, the youth division contributed $18.7 million due to the Aspen acquisition in November 2006 and the remaining net revenue growth was driven by net revenue increases of $6.6 million, or 9.7%, and $3.5 million, or 177.4%, in the recovery division and corporate/other , respectively. In addition, same-facility revenue growth in the recovery division and corporate/other of $4.5 million, or 6.5%, and $0.5 million, or 59.4%, respectively, contributed to the net revenue growth. Our same-facility recovery division growth of $4.5 million was driven in part by a 4.7% increase in patient census and a 1.8% increase in revenue per patient day. The remaining net revenue growth in the recovery division was driven by start-up facilities and acquisitions in the third quarter of 2007. Our same-facility corporate/other growth was driven in part by a 56.2% increase in patient census and a 2.1% increase in revenue per patient day.

•

Consolidated net revenue for the year ended December 31, 2007 increased by $188.8 million, or 69.6%, to $460.0 million from $271.2 million for the same period in 2006. Of the $188.8 million increase, the youth division contributed $131.4 million and the remaining net revenue growth was driven by net revenue increases of $39.7 million, or 15.7%, and $17.8 million, or 364.2%, in recovery division and corporate/other, respectively. Of the $39.7 million and $17.8 million net revenue increases in the recovery division and corporate/other, respectively, $23.6 million and $16.5 million, respectively, was contributed by acquisitions and start-ups that were not fully included in both 2006 and 2007 results of operations. In addition, same-facility revenue growth in the recovery division and corporate/other of $16.0 million, or 6.4%, and $1.2 million, or 39.2%, respectively, contributed to the net revenue growth. Our same-facility recovery division growth was driven in part by a 5.4% increase in patient census and a 0.9% increase in revenue per patient day. Our same-facility corporate/other growth was driven in part by a 43.2% increase in patient census and a 2.8% decrease in revenue per patient day.

•

CRC’s consolidated operating margin was 8.7% for the fourth quarter of 2007, as compared to 15.0% for the fourth quarter of 2006. The decline in operating margin in 2007 was primarily attributable to lower operating margins associated with the Aspen acquisition and $2.2 million in non-recurring charges in the fourth quarter of 2007. On a same-facility basis, CRC’s consolidated operating margin decreased to 33.5% for the fourth quarter of 2007, as compared to 34.3% for the fourth quarter of 2006.

•

CRC’s consolidated operating margin was 14.5% for the year ended December 31, 2007, as compared to 3.5% for the year ended December 31, 2006. Non-recurring expenses of $43.7 million related to the Transactions incurred in 2006 resulted in lower operating margin for 2006. The 2007 operating margin was not impacted by such non-recurring expenses but was partially impacted by lower operating margins associated with the Aspen acquisition. On a same-facility basis, consolidated operating margin decreased to 36.7% in 2007 as compared to 37.1% in 2006.

•

Net income as a percentage of consolidated net revenue for the fourth quarter of 2007 was (5.3)% compared to 0.4% in the fourth quarter of 2006. The decrease in net income percentage in the fourth quarter of 2007 was primarily due to a decline in operating margin for the period as described above plus a non-recurring charge in the fourth quarter of 2007 related to the write-off of a potential acquisition of $1.3 million and non-cash charges for workers compensation based on an actuarial analysis and loss on fair value of our interest rate swap totaling $2.1 million. In addition, interest expense increase by $2.0 million in the fourth quarter of 2007 compared to the fourth quarter of 2006.

•

Net income as a percentage of consolidated net revenue for the year ended December 31, 2007 was 0.3% compared to (13.1)% in the year ended December 31, 2006. Net income increased by $36.9 million in 2007 compared to 2006. The increase in net income in 2007 was primarily attributable to the increase in operating income of $10.9 million driven by the Aspen acquisition, an increase in operating income of $8.3 million in our recovery division and a decrease in loss from operations of $38.2 million in the corporate/other division. The decrease in loss from operations in the corporate/other division was primarily due to a decrease in transaction related costs compared to 2006. Other income decreased by $1.9 million in 2007 due primarily to a loss on an interest rate swap agreement of $1.8 million. Income tax expense increased by $12.5 million in 2007 resulting in an expense of $3.1 million in 2007 compared to a $9.4 million benefit in 2006.

Pro Forma Financial Results

Adjusted pro forma EBITDA was $19.8 million for the three months ended December 31, 2007, compared to $22.4 million for the three months ended December 31, 2006, a decrease of $2.6 million, or 11.6%. The decrease of $2.6 million in adjusted pro forma EBITDA was due primarily to a 14.5% decline in census within the youth division residential business and in part to higher expenses relating to compliance with Sarbanes-Oxley 404 requirements and other professional fees. Adjusted pro forma EBITDA was $104.5 million for the year ended December 31, 2007, compared to $100.8 million for the year ended December 31, 2006, an increase of $3.7 million, or 3.7%.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of earnings before interest, taxes, depreciation and amortization (“EBITDA”), as well as adjusted pro forma EBITDA. Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10 3/4% senior subordinated notes due 2016 and its senior secured credit facility, as amended to date. CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

The unaudited adjusted pro forma EBITDA for the periods presented gives effect to all acquisitions in 2006 and 2007 as if they had occurred on January 1, 2006. The pro forma adjustments are based upon available information and certain assumptions that CRC believes are reasonable. The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s results of operations or financial position would have been if the acquisitions in 2006 and 2007 occurred at any date, nor does such information purport to project the results of operations for any future period.

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 AND DECEMBER 31, 2006

(In thousands, except share amounts)

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,118	$4,206
Accounts receivable, net of allowance for doubtful accounts of $6,901 in 2007 and $8,235 in 2006	31,910	33,805
Prepaid expenses	7,544	7,675
Other current assets	2,120	2,261
Income taxes receivable	193	6,496
Deferred income taxes	6,599	7,052

Total current assets	53,484	61,495
PROPERTY AND EQUIPMENT—Net	122,937	94,976
GOODWILL	730,684	702,425
INTANGIBLE ASSETS—Net	390,388	400,714
OTHER ASSETS	24,798	29,178

TOTAL ASSETS	$1,322,291	$1,288,788

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,014	$6,714
Accrued liabilities	37,582	34,827
Current portion of long-term debt	35,603	10,743
Other current liabilities	29,824	27,941

Total current liabilities	110,023	80,225
LONG-TERM DEBT—Less current portion	612,764	615,785
OTHER LONG-TERM LIABILITIES	7,514	5,526
DEFERRED INCOME TAXES	145,867	149,827

Total liabilities	876,168	851,363

MINORITY INTEREST	374	251
STOCKHOLDER’S EQUITY:
Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2007 and December 31, 2006
Additional paid-in capital	438,608	433,652
Retained earnings	7,141	3,522

Total stockholder’s equity	445,749	437,174

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,322,291	$1,288,788

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended Dec 31, 2007	Three Months Ended Dec 31, 2006	Twelve Months Ended Dec 31, 2007	Twelve Months Ended Dec 31, 2006	Eleven Months Ended Dec 31, 2006	One Month Ended Jan 31, 2006
	(Successor)	(Successor)	(Successor)	(Combined)	(Successor)	(Predecessor)
NET REVENUE:
Net client service revenue	$112,130	$83,809	$453,619	$266,240	$246,880	$19,360
Other revenue	1,784	1,285	6,387	4,938	4,448	490

Net revenue	113,914	85,094	460,006	271,178	251,328	19,850

OPERATING EXPENSES:
Salaries and benefits	59,435	41,692	226,566	128,219	118,954	9,265
Supplies, facilities and other operating costs	37,059	24,918	137,736	73,892	69,331	4,561
Provision for doubtful accounts	1,793	1,811	6,857	5,391	5,106	285
Depreciation and amortization	5,705	3,947	22,015	10,554	10,193	361
Acquisition related costs	—	—	—	43,710	—	43,710

Total operating expenses	103,992	72,368	393,174	261,766	203,584	58,182

INCOME (LOSS) FROM OPERATIONS	9,922	12,726	66,832	9,412	47,744	(38,332)
INTEREST EXPENSE, NET	(15,291)	(13,240)	(60,262)	(43,843)	(41,338)	(2,505)
OTHER FINANCING COSTS	—	—	—	(10,655)	—	(10,655)
OTHER INCOME (EXPENSE )	(974)	124	(1,774)	144	89	55

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(6,343)	(390)	4,796	(44,942)	6,495	(51,437)
INCOME TAX EXPENSE (BENEFIT)	(232)	(683)	3,143	(9,433)	3,011	(12,444)
MINORITY INTEREST IN INCOME (LOSS) OF A SUBSIDIARY	(86)	(38)	189	(38)	(38)	—

NET INCOME (LOSS)	$(6,025)	$331	$1,464	$(35,471)	$3,522	$(38,993)

CRC HEALTH CORPORATION

Reconciliation of GAAP “Cash Flows (Used In) Provided By Operating Activities” to non-GAAP “EBITDA” from continuing operations and Reconciliation of non-GAAP “EBITDA” from continuing operations to GAAP “Net Income”

(In thousands) (unaudited)

	Three Months Ended Dec 31, 2007	Three Months Ended Dec 31, 2006	Twelve Months Ended Dec 31, 2007	Twelve Months Ended Dec 31, 2006	Eleven Months Ended Dec 31, 2006	One Month Ended Jan 31, 2006
	(Successor)	(Successor)	(Successor)	(Combined)	(Successor)	(Predecessor)
Cash flows (used in) provided by operating activities	$32,653	$1,897	$56,420	$(3,285)	$(4,486)	$1,201
Write-off of debt discount and capitalized financing costs	—	—	—	(10,655)	—	(10,655)
Amortization of debt discount and other financing costs	(1,116)	(924)	(4,476)	(3,068)	(2,906)	(162)
Stock-based compensation	(706)	(883)	(3,909)	(21,135)	(3,469)	(17,666)
Deferred income taxes	(1,584)	(306)	(1,306)	85	85	—
Net effect of changes in non-current net assets	345	230	(6,873)	(1,060)	271	(1,331)
Net effect of working capital changes	(29,912)	4,264	(16,377)	14,201	24,220	(10,019)
Interest expense and other financing costs	15,291	13,240	60,262	54,498	41,338	13,160
Income tax expense (benefit)	(232)	(683)	3,143	(9,433)	3,011	(12,444)

EBITDA from continuing operations	14,739	16,835	86,884	20,148	58,064	(37,916)

Interest expense and other financing costs	(15,291)	(13,240)	(60,262)	(54,498)	(41,338)	(13,160)
Income tax expense (benefit)	232	683	(3,143)	9,433	(3,011)	12,444
Depreciation and amortization	(5,705)	(3,947)	(22,015)	(10,554)	(10,193)	(361)

Net income (loss)	$(6,025)	$331	$1,464	$(35,471)	$3,522	$(38,993)

CRC HEALTH CORPORATION

Reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted pro forma EBITDA”

(In thousands) (unaudited)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
	(Successor)	(Successor)	(Successor)	(Combined)
EBITDA from continuing operations	$14,739	$16,835	$86,884	$20,148
Pre-acquisition Adjusted EBITDA from Aspen acquisition		2,102	—	21,076
Pre-acquisition Adjusted EBITDA from other acquisitions in 2006	—	—	—	3,387
Pre-acquisition Adjusted EBITDA from other acquisitions in 2007		274	3,175	3,817
Expenses incurred related to the Transactions			4	43,710
Unrecognized profit on deferred revenue	53	1,901	2,748	3,456
Stock-based compensation expense	706	883	3,909	3,469
Loss (gain) on interest rate swap	1,027	(124)	1,771	(164)
(Gain) loss on fixed asset disposal	228	(5)	218	(42)
Management fees to Bain	668	508	2,201	1,834
Profit in minority interest (no dividends paid)	(86)	(38)	189	(38)
Transaction expense	58	(17)	781	12
Write-off of cancelled acquisitions	1,267		1,298	22
Franchise taxes	74	101	176	163
Write-off of miscellaneous accounts (non-cash)	102		125
Non cash charge for workers compensation actuarial analysis	975	—	975	—

Adjusted Pro forma EBITDA	$19,811	$22,420	$104,454	$100,850

CRC HEALTH CORPORATION

Selected Statistics

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
	(Successor)	(Successor)	(Successor)	(Combined)
Recovery Division:
Number of inpatient facilities - end of period	28	25	28	25
Number of outpatient facilities - end of period	15	14	15	14
Number of comprehensive treatment clinics (CTC) - end of period	62	59	62	59
Available beds - end of period	1,857	1,696	1,857	1,696
Patient Days - Inpatient	133,681	128,214	528,093	466,560
Occupancy rate	78.2%	82.2%	82.1%	86.1%
Net revenue per patient day - inpatient	$364.99	$343.46	$356.64	$345.69
Patient Days - CTC	2,359,588	2,221,835	9,223,803	8,295,023
Net revenue per patient day - CTC	$11.26	$11.14	$11.20	$11.12
Youth Division:
Number of facilities - end of period	29	26	29	26
Patient days	116,437	88,560	524,124	88,560
Net revenue per patient day	$284.88	$183.51	$283.29	$183.51
Healthy Living Division:
Number of facilities - end of period	13	10	13	10
Patient days	17,077	6,637	80,896	9,464
Net revenue per patient day	$313.46	$272.97	$274.39	$456.69

Conference Call

CRC will host a conference call, open to all interested parties, on Wednesday, April 9, 2008 beginning at 10:00 AM Pacific Daylight Time (1:00 PM Eastern Daylight Time). The number to call within the United States is (888) 278-8466. Participants outside the United States should call (913)-312-1480. The conference ID is 4531381. A replay of the conference call will be available starting at 4:00 PM Pacific Daylight Time on Wednesday, April 9, 2008 until 10:00 PM Pacific Daylight Time on Wednesday, April 16, 2008. The replay number for callers within the United States is (888)-203-1112 or (719)-457-0820 from outside the United States and the conference ID for all callers is 4531381.

Forward-Looking Statements

This press release includes or may include “forward-looking statements.” All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC’s services; our substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC’s services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC’s outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC’s ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC’s management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC’s debt documents.